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                                                                      EXHIBIT 13

Atlas Insurance Trust
794 Davis Street
San Leandro, California 94577

Ladies and Gentlemen:

The undersigned hereby subscribes for the purchase of 10,000 shares of beneficial interest (the "Shares") of the Atlas Balanced Growth Portfolio (the "Portfolio"), a separate series of the Atlas Insurance Trust (the "Trust"), at $10.00 per share for a total investment of $100,000. In connection with said subscription, the undersigned hereby represents that:

1. There is no present reason to anticipate any change in circumstances or any other occasion or event which would cause the undersigned to sell or redeem the Shares shortly after the purchase thereof.

2. There are no agreements or arrangements between the undersigned and the Trust, or any of its officers, trustees, employees or the investment manager of the Portfolio, or any affiliated persons thereof with respect to the resale, future distribution or redemption of the Shares.

3. The sale of the Shares will only be made by redemption to the Portfolio and not by a transfer to any third party without the consent of the Trust.

4. The undersigned is aware that in issuing and selling these Shares, the Portfolio and the Trust are relying upon the aforementioned representations.

5. The undersigned is fully aware that the organization expenses of the Portfolio, including the costs and expenses of registration of the Shares, are being charged to the operation of the Portfolio over a period of five years. In the event the undersigned redeems any portion of these Shares prior to the end of said amortization period, the undersigned will reimburse the Portfolio for the pro rata share of the unamortized organization expenses (by a reduction of the redemption proceeds) in the same proportion as the number of Shares being redeemed bears to the total number of remaining initial Shares acquired by the undersigned hereunder.

                                       GOLDEN WEST FINANCIAL CORPORATION
                                       1901 Harrison Street
                                       Oakland, California 94612

 Dated: July 30, 1997                  By: /s/ Marion O. Sandler
                                           -----------------------------
                                           Marion O. Sandler
                                           Chairman and Chief Executive Officer